Item 77Q2 and Sub-Item 102P2 The European Equity Fund, Inc.

Based on a review of reports filed by the Fund’s directors and executive officers, the investment adviser, officers and directors of the investment adviser, affiliated persons of the investment adviser and beneficial holders of 10% or more of the Fund’s outstanding stock, and written representations by the Reporting Persons that no year-end reports were required for such persons, all filings required by Section 16(a) of the Securities and Exchange Act of 1934 for the fiscal year ended December 31, 2008 were timely, except that Richard R. Burt, Werner Walbroel and John Bult each filed a Form 4 late.  Each director had acquired dividend shares.  The dividend share amounts did not show up on the books in a timely manner, therefore, the filings could not be made during the two day filing period.  Usually DRIP shares are exempt from filing, however, in this instance; each director had a choice of taking cash or shares.  Each director has since corrected his omission by making the required filing.